Exhibit 10.14

SPROUTS FARMERS MARKET, INC.

2013 INCENTIVE PLAN

Stock Option Agreement

Cover Sheet

Sprouts Farmers Market, Inc., a company organized under the laws of the State of Delaware (“Company”), hereby grants an option to acquire its Shares (the “Option”) to the individual named below, subject to             . The terms and conditions of the Option are set forth in this cover sheet, in the attached Stock Option Agreement and in the Sprouts Farmers Market, Inc. 2013 Incentive Plan (the “Plan”). All capitalized terms used but not defined in this cover sheet and the attached Stock Option Agreement (the “Agreement”) will have the meanings ascribed to such terms in the Plan.

Granted to:
Grant Date:
Shares subject to the Option:
Exercise Price per Share:	$
Expiration Date:
Vesting Schedule:

By signing this cover sheet, you agree to all of the terms and conditions described in the attachment and in the Plan.

Signature:	Date:
[Insert Optionee Name]

Company:
Officer

SPROUTS FARMERS MARKET, INC.

2013 INCENTIVE PLAN

STOCK OPTION AGREEMENT

Nonstatutory Stock Option	This Option is not intended to be an incentive stock option under section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting

Your right to exercise this Option vests at the times and in the manner as shown on the cover sheet.

All Shares will cease vesting as of the date your employment with the Company and its Affiliates has terminated for any reason.

Termination	Should your employment with the Company terminate for any reason, the portion of your Option that is not then vested will immediately terminate, and the portion that is then vested will terminate at the times set forth below. Your Option will expire in any event at the close of business at the Company’s registered office on the seventh anniversary of the Option Grant Date, as shown on the cover sheet.

Death	If your employment terminates because of your death, your right to purchase vested Shares under this Option will expire at the close of business at the Company’s registered office on the date that is six months and one day after the date of death (or on the seventh anniversary of the Option Grant Date, if earlier). During that period, your estate or heirs may exercise this Option.

Disability	If your employment terminates because of a disability which qualifies you for disability benefits under the Company’s long term disability plan, then your right to purchase vested Shares under this Option will expire at the close of business at the Company’s registered office on the date that is six months and one day after your termination date (or on the seventh anniversary of the Option Grant Date, if earlier).

Termination for Cause; Specified Conduct	If your employment is terminated for Cause, or following any termination of your employment you engage in Specified Conduct (as such terms are defined in Exhibit A), the Option, whether or not vested, will immediately terminate.

Other Termination	Except as provided above, at the time your employment with the Company and its Affiliates terminates, then your right to exercise vested Shares under this Option will expire at the close of business at the Company’s registered office on the 90th day after your termination date (or on the seventh anniversary of the Option Grant Date, if earlier).

Restrictions on Exercise	The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law, regulation or Company policy.

Notice of Exercise

When you wish to exercise this Option, you must complete and execute such documents, if any, and complete such processes, that the Company or a securities broker approved by the Company may require to accomplish the Option exercise (“Notice of Exercise”).

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your Notice of Exercise, you must include payment of the exercise price for the Shares you are purchasing, along with applicable withholding taxes. Payment may be made in one (or a combination of both) of the following forms:

•   Your personal check, a cashier’s check or a money order.

•   If permitted by the Company, irrevocable directions to a securities broker approved by the Company to sell your Shares subject to the Option and to deliver all or a portion of the sale proceeds to the Company in payment of the exercise price and applicable withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing forms, if any, provided by the Company or the securities broker.

Taxes	When you exercise any portion of the Option, the Company will withhold taxes as required by applicable law, and your ability to exercise any portion of the Option is conditional upon your making arrangements satisfactory to the Company to enable it to satisfy its withholding obligation.

Restrictions on Resale	By signing this Agreement, you agree not to sell any Shares received upon exercise of the Option at a time when applicable laws, regulations or Company policies prohibit a sale.

Transfer of Option

Prior to your death, only you may exercise this Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will.

Regardless of any marital property settlement agreement, the Company or a securities broker, as applicable, is not obligated to honor a Notice of Exercise from your former spouse, nor is the Company or the securities broker obligated to recognize your former spouse’s interest in your Option in any other way.

Stockholder Rights; Stockholders Agreement

You, or your estate or heirs, have no rights as a stockholder of the Company until a proper Notice of Exercise has been submitted and the exercise price has been tendered. No adjustments are made for dividends or other rights if the applicable record date occurs before a proper Notice of Exercise has been submitted and the exercise price has been tendered, except as described in the Plan.

As a condition to the delivery of any Shares upon exercise of the Option, the Company shall have the right to require that you become party to the Stockholders Agreement by and among the Company and its stockholders, dated as of July 29, 2013, as may be amended from time to time.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware.

The Plan and Other Agreements

The text of the Plan and any amendments thereto are incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan and evidence your acceptance of the powers of the Committee of the Board of Directors of the Company that administers the Plan.

Exhibit A

Certain Definitions

“Affiliate” means, when used with reference to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, or owns greater than fifty percent (50%) of the voting power in the specified Person (the term “control” for this purpose shall mean the ability, whether by the ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, independently to select the managing partner of a partnership or the managing member or the majority of the managers, as applicable, of a limited liability company, or otherwise to have the power independently to remove and then select a majority of those Persons exercising governing authority over an entity, and control shall be conclusively presumed in the case of the direct or indirect ownership of fifty percent (50%) or more of the voting equity interests in the specified Person).

“Cause” shall have the meaning ascribed thereto in any effective employment agreement between you and the Company or its Affiliates, or if no employment agreement is in effect that contains a definition of cause, then Cause shall mean a finding by the Committee that you have (i) committed a felony or a crime involving moral turpitude, (ii) committed any act of gross negligence or fraud, (iii) failed, refused or neglected to substantially perform your duties (other than by reason of a physical or mental impairment) or to implement the reasonable directives of the Company (which, if curable, is not cured within 30 days after notice thereof to you by the Committee), (iv) materially violated any policy of the Company (which, if curable, is not cured within 30 days after notice thereof to you by the Committee), or (v) engaged in conduct that is materially injurious to the Company, monetarily or otherwise.

“Person” means and includes any individual, partnership, joint venture, corporation, limited liability company, estate, trust, or other entity.

“Specified Conduct” means, if you are party to an employment agreement that contains post-termination restrictive covenants, a breach of any such covenant, or if you are not party to an employment agreement that contains post-termination restrictive covenants, your (i) unauthorized disclosure of confidential information relating to the Company or its Affiliates, (ii) engaging, directly or indirectly, as an employee, partner, consultant, director, stockholder (other than as a passive investor in not more than 5% of the shares of any publicly traded class of securities of any business), owner, or agent in any business that is directly and materially competitive with the businesses conducted by the Company and its Affiliates at the time of termination of your employment, (iii) soliciting or inducing, directly or indirectly, any former, present or prospective customer or client of the Company or its Affiliates to purchase any services or products offered by the Company or its Affiliates from any Person other than the Company or its Affiliates, or (iv) hiring, directly or indirectly, any individual who was an employee of the Company or its Affiliates within the six month period prior to termination of your employment, or soliciting or inducing, directly or indirectly, any such individual to terminate his or her employment with the Company or its Affiliates.